JOINT VENTURE AGREEMENT FOR RE-DEVELOPMENT

OF

BUCKREEF GOLD MINE

BETWEEN

STATE MINING CORPORATION

AND

TANZANIA AMERICAN INTERNATIONAL DEVELOPMENT CORPORATION (2000) LIMITED

TABLE OF CONTENTS

The Agreement is made on________ day of____________________ 2011.

BETWEEN:

STATE MINING CORPORATION, a wholly Government owned Corporation with registered office at Plot No. 417/ 418 United Nations Road of P.O. Box 4958, Dar es Salaam, Tanzania, Telephone +255 (0) 22-2150029, Telefax +255 (0) 222153519

(hereinafter "**Stamico**")

- and -

TANZANIA AMERICAN INTERNATIONAL DEVELOPMENT CORPORATION (2000) LIMITED a subsidiary company of Tanzanian Royalty Exploration Corporation with established registered office at Plot No. 263 Chato Street, Regent Estate, P.O. Box 33407, Dar es Salaam, Tanzania, Telephone +255 (0) -----------22-21-------, Telefax +255 (0) 22-21---------

(hereinafter "**Tanzam**")

WHEREAS:

A. Stamico was seeking a joint venture partner on a farm in (farm out) to carry forward the Buckreef Gold Mine Project through a competitive tendering process whereby Tanzanian Royalty Exploration Corporation emerged a successful bidder.

B. Stamico and Tanzam have agreed to undertake the Buckreef Gold Mine Redevelopment Project which shall include further exploration, conducting a feasibility study, mine development and mine operation on the licenses described in Schedule "A".

C. Tanzam has the necessary technical expertise and capability to arrange financing sufficient to develop the Project up to the mine operation stage.

D. Stamico and Tanzam now wish to establish a Joint Venture Company to explore and bring to commercial production the Buckreef Gold Mine Re-development Project.

NOW THEREFORE in consideration of the covenants and agreements contained herein, Tanzam and Stamico agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions1.1**1.1.** In this Agreement, capitalized terms used but otherwise undefined shall have the meanings set forth in the Joint Venture Agreement, unless the context otherwise requires:

(1) "**Affiliate**", with respect to the relationship between two or more Persons, a Person is deemed to be an Affiliate of another Person if one of them is Controlled by the other or if both are Controlled by the same Person. "**Affiliated**" carries a corresponding meaning to Affiliate.

(2) "**Agreement**" means this Joint Venture Agreement, as amended, supplemented, restated and replaced from time to time.

(3) "**Board of Directors**" means the Board of Directors of the Company.

(4) "**Business Day**" means any day, except Saturdays, Sundays and gazetted public holidays on which banks are generally open for business in Tanzania.

(5) "**Company**" means Buckreef Gold Company Limited.

(6) "**Company Secretary**" means a Secretary to the Board of Directors.

(7) "**Commissioning Date**" means the date on which commercial quantities of gold are first produced and sold.

(8) "**Control**", with respect to the relationship with a Person, means:

(a) if that Person is a corporation, the holding (other than by way of security) of securities that Person to which are attached more than 50% of the votes that may be cast for the election of directors and those votes are sufficient, if exercised, to elect a majority of the board of directors; or

(b) if that Person is not a corporation, the right, directly or indirectly, to direct or cause the direction of the management of the affairs of that Person, whether by ownership of interests or otherwise;

and "**Controlled by**", "**Controls**", "**Controlling**" and "**Controlled**" and similar words have corresponding meanings, except that a Person which Controls a corporation or a Person that is not a corporation ("**the second-mentioned Person**") shall be deemed to Control a corporation or a Person that is not a corporation which is Controlled by the second-mentioned Person, and so on.

(9) "**Convertible Securities**" means any security, including any warrant, option or any instrument evidencing indebtedness of the Company, which may be converted into a Share or which carries a right to purchase a share.

(10) "**Defaulting Party**" has the definition as provided for in Section 9.4 of this Agreement.

(11) **"Effective Date"** means the date upon which the following shall all have occurred: (a) the parties shall have executed this Agreement; (b) the Company shall have been incorporated and duly organized in compliance with this Agreement; and (c) the Property shall have been transferred to the Company.

(12) **"Force majeure"** has the meaning provided for in Article 11.

(13) **"Governmental Approval"** means the consent of any Governmental Authority which may be required at any time and from time to time to ensure that the purchase by a Shareholder of all or any part of the Shares of another Shareholder is not in contravention of any law, regulation or published policy of, or administered by, that Governmental Authority or which may be required in order to ensure that, notwithstanding the purchase by a Shareholder of all or any part of the Shares of another Shareholder, the holding or continued holding by the Company of any registration, licenses, permit or other permission or authority required to carry on its business is unaffected.

(14) **"Governmental Authority"** means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasigovernmental or other entity, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government over the Company.

(15) **"Heads of Agreement"** means the agreement signed on 16th December 2010 between State Mining Corporation (Stamico) and Tanzanian Royalty Exploration Corporation for the purpose of highlighting key terms to be included in the Joint Venture Agreement to re-develop Buckreef Gold Mine.

(16) **"Independent Expert"** means a person appointed as such to determine a matter in dispute who shall be a member of the Institution of Mining and Metallurgy of the United Kingdom of not less than five (5) years standing as such with experience in or relating to the operation and valuation of mining properties as may be agreed to by the Parties or, failing such agreement, as may be nominated by the then President of the said Institution of Mining and Metallurgy of the United Kingdom.

(17) **"Liquid Security"** means any security which is publicly listed for trading on a recognized Canadian, U.S. or European stock exchange and which has a minimum average daily trading volume of 350,000 per day over a period of 15 consecutive trading days.

(18) **"Party"** means at any time any Person who is then a party to and bound by this Agreement and **"Parties"** means all of them.

(19) **"Person"** is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, an unincorporated organization, a regulatory body or agency, a government or Governmental Authority, including a ministry, an executor or administrator or other legal or personal representative, or any other juridical entity.

(20) **"Project"** means the re-development of Buckreef Gold Mine by undertaking exploration, completing a feasibility study, mine development and mine operation.

(21) **"Property"** means the Buckreef mining license and associated prospecting licenses more particularly described in Schedule "A" hereto together with the surface rights, mineral rights, personal property and permits associated therewith and shall include any renewal thereof and any other form of successor or substitute title thereto.

(22) **"Shareholder"** means any Person who is a registered holder of issued and outstanding Shares and a Party.

(23) **"Shares"** means, at any time, the ordinary or preference shares, any securities into which those shares may be converted or changed or which result from a consolidation, subdivision, reclassification or re-designation of those shares, any securities which are received as a stock dividend or distribution payable in securities of the Company, any shares received on the exercise of any option, warrant or other similar right, and any securities the holders of which may be bound by this Agreement as a result of an amalgamation, merger, arrangement or other reorganization of or including the Company.

(24) **"Special Approval"** means the prior approval either by a resolution passed at a duly constituted meeting of the Shareholders by the affirmative vote of 80.1% of the votes attributable to all issued and outstanding Shares or by a resolution in writing signed by all of the Shareholders.

(25) **"Stamico"** means the State Mining Corporation which is wholly owned by the government of the United Republic of Tanzania.

(26) **"Tanzam"** means Tanzania American International Development Corporation (2000) Limited which is wholly owned by Tanzanian Royalty Exploration Limited.

(27) **"Transfer"** includes any sale, exchange, assignment, gift, bequest, disposition, hypothecation, mortgage, lien, charge, priority, pledge, encumbrance, grant of security interest, any transfer of Control of any Shareholder (other than as a result of a change of control of any entity whose securities are publicly listed on a stock exchange) which shall be deemed to be a Transfer under this Agreement, or any arrangement by which possession, legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether or not voluntary and whether or not for value, and any agreement to effect any of the foregoing, and **"Transferred"**, **"Transferring"** and similar words have corresponding meanings.

(28) "**Transmission**" has the meaning attributed to that term in Subsection 10.9(1)(c).

(29) "**Triggering Event**" has the meaning attributed to that term in Subsection 9.4(1).

1.2 Construction1.2 **1.2.** This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply to the construction or interpretation of this Agreement.

1.3 Certain Rules of Interpretation1.3 **1.3.** In this Agreement:

(a) The division into Articles and Sections, and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(b) The expressions "**hereof**", "**herein**", "**hereto**", "**hereunder**", "**hereby**" and similar expressions refer to this Agreement as a whole and not to any particular portion of this Agreement.

(c) Unless specified otherwise or the context otherwise requires:

(i) references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

(ii) "**including**" or "**includes**" means "including (or includes) but is not limited to", and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii) "**the aggregate of**", "**the total of**", "**the sum of**", or a phrase of similar meaning means "the aggregate (or total or sum), without duplication, of;

(iv) references to any legislation, statutory instrument or regulation, or a Section thereof, are references to the legislation, statutory instrument, regulation or Section as amended, restated and in effect from time to time; and

(v) words in the singular include the plural and vice-versa, and words in one gender include all genders.

1.4 Computation of Time1.4 **1.4.** In this Agreement, unless specified otherwise or the context otherwise requires:

(a) a reference to a period of days is deemed to begin on the first day after the event that started the period and to end at 5:00 p.m. on the last day of the period, but

if the last day of the period does not fall on a Business Day, the period ends at 5:00 p.m. on the next succeeding Business Day;

(b) all references to specific dates mean 5:00 p.m. on the dates;

(c) all references to specific times shall be references to East African time; and

(d) with respect to the calculation of any period of time, references to "**from**" mean "**from and excluding**" and references to "**to**" or "**until**" mean "**to and including**".

1.5 Performance on Business Days1.5 **1.5.** If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.6 Currency1.6 **1.6.** In this Agreement, unless specified otherwise, references to shilling and dollar amounts "**Tshs**" or "**US $**" are to Tanzanian Shillings and United States Dollars, respectively.

1.7 Conflict of Agreement with Memorandum and Articles of Association of the Company1.7 **1.7.** In the event of any conflict or inconsistency between this Agreement and the Articles of Association of the Company, this Agreement shall prevail to the extent of the conflict or inconsistency, and the Shareholders shall take all necessary steps to amend the Articles of Association of the Company to eliminate such conflict or inconsistency, so long as such changes are in compliance with Companies Act No. 12 of 2002, as amended as at the date hereof.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1 General Representations and Warranties of the Parties2.1 **2.1.** Each party represents and warrants to the other that:

(a) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction and it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by the Agreement;

(b) neither the execution nor delivery of the Agreement will result in the breach of or accelerate the performance required by any material agreement to which it is a party;

(c) the execution and delivery of the Agreement and the agreements and transactions contemplated herein will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto in force as at the date hereof;

(d) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this agreement have been duly taken;

(e) as at the date hereof, it is unaware of any material facts or circumstances which have not been disclosed in this Agreement and which should be disclosed to the other Party in order to prevent the representations in this Article 2 from being materially misleading; and

(f) to formalize this Agreement, the parties will work together to register the Agreement and related documents with the appropriate authorities including the Ministry responsible for Minerals, Tanzania Revenue Authority (**TRA**) and Business Registration and Licensing Authority (**BRELA**) within an agreed time frame.

2.2 Stamico2.2 2.2 represents and warrants to Tanzam that:

(a) the Property is accurately described in Schedule "A" attached hereto;

(b) other than Stamico, no person has any proprietary or other right to the Property;

(c) all taxes and other applicable payments, and all other acts have been made to maintain the Property in good standing, including those set forth in the Mining Act, 2010 and the Regulations made thereunder of the United Republic of Tanzania;

(d) to the best of its knowledge, there are no outstanding or threatened actions, investigations, suits or claims or judgment, decree, injunctions, ruling or order of any court, governmental department commission, agency, instrumentally of arbitrator governmental proceedings in progress, pending or threatened against or relating to and affecting the Property which prevents or which seeks to prevent Stamico from entering into this Agreement and performing its obligations and the transactions contemplated herein; and

(e) Stamico has delivered to Tanzam all relevant information concerning titles to the Property and both parties acknowledge at the outset of this Agreement the following areas Buckreef Gold Mine, Rwamgaza (Bingwa and Tembo Mine) and Buziba have an aggregate defined resources of approximately 1.45 million ounces of gold at 1.0 g/t -cut off grade]

2.3 2.3 2.3Tanzam represents and warrants to Stamico that:

(a) it has the requisite expertise to complete the feasibility study on the Property which shall address the feasibility of mine development and operation; and

(b) it has the requisite expertise to arrange financing in accordance with Article 6 to meet the cost of the feasibility study and mine development up to the Commissioning Date.

2.4 Parties Indemnity2.42.4. The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will be maintained for the life the Project. Each party will indemnify and hold the other party harmless from all losses, damages, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Agreement.

The representations and warranties set forth above shall remain in force for the benefit of the Parties as given for the duration of this Agreement.

ARTICLE 3
PURPOSE AND LIMITATION

3.1 Purpose3.1 **3.1.** The purpose of this Agreement is to undertake the re-development of the Buckreef Gold Mine Project through a joint venture company of which Stamico and Tanzam are the Shareholders. Specific activities of the Company will be:

(a) to evaluate and verify the available geotechnical information and data;

(b) to conduct basic geological works in underexplored areas of the Property;

(c) to carry out detailed geological and geotechnical investigations on areas of the Property which are at advanced exploration-cum pre-feasibility stage;

(d) to conduct and complete the feasibility study;

(e) to undertake the mine development and mining operations;

(f) to market the recovered minerals; and

(g) to perform any other activity necessary, appropriate or incidental to any of the foregoing.

This Agreement provides for the rights and obligations of the Parties with regard to enabling the Company to successfully implement the Project.

3.2 Limitation3.2 **3.2.** Unless the Parties otherwise agree in writing, the operations shall be limited to the purpose described in Section 3.1 and nothing in this Agreement shall be construed to enlarge or expand such purpose.

ARTICLE 4
DEAL TERMS

4.1 Consideration4.1 **4.1.**

(a) **Shareholding**

The Parties' respective shareholding percentages in the Project are based on the following premises:

- 45% to be owned by Stamico on behalf of the Government of the United Republic of Tanzania in consideration of the ownership and transfer of the Property to the Company and the expenditure incurred in the mineral investigation up to the time of tendering;
- 55% to be owned by Tanzam in consideration of the commitment to manage the Project and arrange for financing for the Project in accordance with Article 6 through feasibility study up to the Commissioning Date.

(b) **Consideration fee**

Tanzam paid US $ 3,000,000 to Stamico in a lump sum after the signing of the Heads of Agreement in consideration of its rights as provided for under this Agreement and the transfer of the Property to the Company as provided for hereunder.

4.2 Joint Venture Company4.2 **4.2.**

(a) The Joint Venture Company "Buckreef Gold Company Limited" shall be incorporated under the laws of the United Republic of Tanzania.

(b) At the date of registration of the Joint Venture Company, the issued share capital shall be Tshs 60,000,000,000.00 divided into 4,000,000 ordinary shares of nominal value of Tshs 15,000.00, shall not be subject to any lien in favour of the Company and shall be registered in the following names and proportions:

Name of Shareholder	Number of Shares	Proportion of Shares
State Mining Corporation	1,800,000	45%
Tanzania American International Development Corporation (2000) Limited	2,200,000	55%

(c) The proportion of Stamico shareholding which shall not be diluted shall be maintained up to the mine production stage when it may opt to dispose of some of its Shares. However, Tanzam may dispose of its Shares to a third party as long as such party is bound by this Agreement. Notwithstanding the foregoing, all dispositions of Shares shall be subject to the provisions of Article 9.

(d) The Company's Articles of Association shall contain the essence of Articles 7, 8 and 9 of this Agreement.

4.3 Transition and Preparatory Phase4.3 **4.3.** Following the signing of the Heads of Agreement, Parties committed to undertake the following:

(a) Tanzam taking over security matters of the Company and Properties and installations;

(b) Tanzam taking over rehabilitation of the Buckreef camp;

(c) to conclude this definitive Joint Venture Agreement and thereafter to incorporate a Company; and

(d) Stamico to obtain consent for and effect the transfer of the Property to the Company.

4.4 Exploration and Mine Development Phase4.4 **4.4.**

(a) The project time line of the Company will give priority towards completing the feasibility study expeditiously so that the Buckreef Property is brought into production within thirty (30) months from the date of signing this Agreement.

(b) Tanzam, as manager of the Company, undertakes that the Company shall give due consideration to any proposal by Stamico to provide drilling services required for mine development, provided such drilling services are offered on commercially competitive terms, whether through leasing rigs or otherwise.

(c) The Company may engage in initial gold production from surface resources (such as tailings and old workings) as long as such activities do not impair the overall feasibility of the Project.

(d) Income generated under Subsection 4.4(c) above will be divided in accordance with Subsection 4.2(b). However, income so acquired does not relieve Tanzam from its obligation to arrange financing the Project up to the Commissioning Date in compliance with Section 6.

4.5 Mining Phase4.5 **4.5.**

(a) Tanzam as the manager of the mine and the Company shall comply with the Mining Act 2010 and its Regulations thereunder in respect of undertaking mining operations in Tanzania.

(b) Disposal of recovered minerals of the Project shall be sold to the open market or to buyers with competitive advantage accepted by both Parties.

(c) After the Commissioning Date, Stamico may opt to dispose of a portion of its Shares to its any of its Affiliates or Tanzam as long as all the Shareholders are bound by terms of this Agreement, but subject always to Article 9.

ARTICLE 5
OBLIGATIONS

5.1 **Joint Obligations**5.1 **5.1.** The parties' joint obligations are:

(a) incorporating a Joint Venture Company;

(b) appointing members of the Board of Directors;

(c) appointing the Working Committee as provided under Subsections 7.3(1) and 7.3(5); and

(d) meeting its own tax obligations and other imposts accruing from the Project.

5.2 **Tanzam Obligations**5.2 **5.2.** Tanzam shall undertake the following:

(a) It shall arrange for adequate funding to carry forward the Project in compliance with Article 6.

(b) It shall appoint local or foreign competent technical and managerial staff for the Project.

(c) It shall use its diligent efforts to bring the Property into production by the end of the 30th month following the Effective Date, subject to force majeure (such period, as it may be extended by any period of force majeure, the "Target Date"). If the Commissioning Date shall not have occurred by the Target Date, Tanzam shall be entitled to extend the Target Date for one additional year: i) for the first extension year, on payment to Stamico of USD$500,000; ii) for the second extension year, on payment to Stamico of USD$625,,000; and iii) for each subsequent extension year, on payment to Stamico of USD$750,000.

(d) The Parties agree that if, after the third month of the second extension year as provided for in Sub-section 5.2(c), the Project is not projected to be profitable by the end of the third extension year, they will meet to develop and agree upon a revised strategy for the Project, such as a sale or restructuring.

5.3 **Stamico Obligations**5.3 **5.3.** Stamico shall undertake the following:

(a) It shall effect the transfer of the Property to the Joint Venture Company;

(b) It shall support the application of Tanzam to the Ministry of Energy and Minerals

for the enlargement of SML04/1992 received by the Ministry on July 4, 2011 (which application will be re-submitted in the name of the Company following the signing of this Agreement); and

(c) It shall ensure security of tenure of the Property.

ARTICLE 6
FINANCING MATTERS

6.1 Modality of funding6.1 **6.1.** The Project will be financed as follows:

(a) Tanzam will be responsible to meet the funding requirements for the Project. Financing through to completion of a feasibility study will be wholly provided by Tanzam in accordance with its submitted bid proposal. The funding required for mine development up to the Commissioning Date may be satisfied by loans provided by any Affiliate of Tanzam or any other third party. If the third party lender so requests, the Company shall pledge up to 100% of its ownership interest in the Property. Stamico shall not be obliged to provide any debt or equity funding to the Company or any guarantee, comfort letter or any other assurance with respect to any such funding.

(b) After the Commissioning Date, the Company shall endeavour, to the extent practicable, to meet its funding requirements from its own resources, including the proceeds oe sale of minerals. The Company may meet additional funding requirements through third-party debt financing in compliance with Sub-section 6.1(a).

ARTICLE 7
BUSINESS AND AFFAIRS OF THE COMPANY

7.1 Shareholders to Cause Compliance with Agreement7.1 **7.1.** The Shareholders shall cause all meetings to be held, votes to be cast, resolutions to be passed, by-laws to be made and confirmed, documents to be executed and all other things and acts to be done to ensure that, at all times, the provisions of this Agreement are fully complied with and in full force and effect.

7.2 The Business7.2 **7.2.** It is the intention of the Shareholders that the Company carry on the business of exploring, developing and mining the Buckreef Mine located in the range of 25 km from Buziba-Busolwa prospect, some 100 km southwest of the city of Mwanza.

7.3 Board of Directors7.3 **7.3.**

(a) Initially, the Board of Directors shall be composed of seven (7) directors, of whom four (4) directors shall be nominated by Tanzam and three (3) directors shall be nominated by Stamico. If any additional Person becomes a Party to this Agreement and such Person owns more 20% of the issued and outstanding

Shares, such Shareholder shall be entitled to nominate that number of directors that is proportionate to the number of Shares owned by such Shareholder to the total number of issued and outstanding Shares and the number of nominees to be appointed by Tanzam and Stamico shall be proportionately adjusted in the same manner. For greater certainty, each Shareholder that holds more than 20% of the issued and outstanding Shares shall be entitled to nominate and appoint that number of directors to the Board of Directors that is equal to: (i) the percentage determined by dividing the number of Shares held by a Shareholder by the aggregate number of Shares outstanding on the date of such calculation; multiplied by (ii) 7(seven), being the aggregate number of director nominees. Notwithstanding the foregoing, provided that Tanzam holds at least 50% of the issued and outstanding Shares, Tanzam shall at all times be entitled to appoint a majority of the Board of Directors.

(b) Each nominee for the position of director of the Company shall be an individual who is not disqualified under applicable law from acting as a director. If a director ceases to be a director for any reason (a "**Retiring Director**"), the Shareholder that nominated the Retiring Director shall nominate an individual to fill the vacancy thereby created and as soon as reasonably possible following that nomination, the Shareholders shall fill the vacancy by electing that nominee as a director. Until the vacancy is filled, the directors shall not transact any business or exercise any of their powers or duties. If the Shareholder entitled to do so fails to nominate an individual to fill the vacancy created by the departure of the Retiring Director within 30 days after the vacancy arises, the remaining directors shall appoint an individual to fill the vacancy and that individual shall serve as a director until the Shareholder entitled to do so nominates an individual to fill the vacancy.

(c) In the event of a proposed removal of any director by the Shareholder that originally nominated such director, each Shareholder shall vote for that removal if it has been proposed or approved by the Shareholder that nominated that director.

(d) In addition to any annual fee remuneration payable to the directors as may be determined by the Board of Directors from time to time, each director shall be entitled to reasonable out of pocket travel, accommodation and subsistence expenses properly incurred in connection with each meeting attended by that director on presentation of receipts for those expenses.

7.4 Working Committee7.4 **7.4.**

(a) The Board of Directors shall establish a committee to be designated the "**Working Committee**," whose members shall consist of four executives, two of whom shall be appointed by Tanzam, and two of whom shall be appointed by Stamico. The chairman of the Working Committee shall be a nominee of Tanzam.

Subject to the provisions of this Subsection 7.3(b), the Working Committee shall have the authority to establish policies and procedures to carry out its mandate. If any additional Person becomes a Party to this Agreement and such Person owns more 20% of the issued and outstanding Shares, such Shareholder shall be entitled to appoint one member to the Working Committee representing their proportionate interest in the Company. Notwithstanding the foregoing, at no time shall each of Tanzam and Stamico have less than one executive nominated to the Working Committee. The Working Committee shall meet no less often than monthly, and at such more frequent intervals as the Working Committee shall determine, in order to, *inter alia*:

(i) Review and discuss the status and implementation of the Work Programme, Budget and, as applicable, the Prospecting Operations, Gold Operations and the Mining Plan, together with the status of key developments and any other matters relating to the operations of the Company as management or mining staff or any member of the Working Committee shall elect to table, including any matters tabled at a previous meeting requiring follow-up; and

(ii) Address any problems, issues or disputes that may have arisen in connection with the Work Programme, Budget or, as applicable, the Prospecting Operations, Gold Operations or the Mining Plan, or any other aspect of the operations of the Company that management has been unable to resolve, or that any member of the Working Committee believes requires the attention of the Working Committee. If any matter requiring resolution cannot be resolved after the conclusion of three (3) meetings of the Working Committee, any member of the Committee shall be entitled to table the matter for consideration by the Board of Directors. The report of the Working Committee on its material activities, decisions and recommendations relating to, as applicable, the Work Programme, Prospecting Operations, Gold Operations and the Mining Plan, any unresolved matters tabled pursuant to Subsection 7.3(5)(b), and such other matters as the Board of Directors requests be addressed or the Working Committee elects to address in such report, shall be presented at every meeting of the Board of Directors.

(b) The Board of Directors may create any other committee as it deems necessary or advisable. All decisions of any committee created by the Board of Directors shall require the approval of the Board of Directors prior to being effective.

7.5 Meetings of the Board of Directors7.5 **7.5.**

(a) Subject to Sub –section 7.4(a) (i), the Board of Directors shall meet at least four (4) times in each calendar year in such place as the directors may determine from

time to time and otherwise at the registered office of the Company. Any director of the Company may request the Chairman of the Company to call a board meeting and in the event the Chairman refuses to do so without a reasonable cause while there are impending matters affecting the interests of the Company, any director in this respect may call such meetings with the prior written consent of not less than 50% of the directors and upon giving not less than seven (7) Business Days' notice. Any notice of meeting of the Board of Directors shall state the matters to be transacted at the meeting with reasonable detail and shall be accompanied by all such relevant documentation as will permit the directors to assess those matters.

(b) Notwithstanding Subsection 7.5(a):

(i) extraordinary meetings of the Board of Directors in connection with matters of an urgent nature (where the need for a meeting of the Board of Directors could not have been reasonably foreseen) may be called on not less than 24 hours' notice; and

(ii) if all of the directors are present at any meeting of the Board of Directors, whether the matters to be transacted at that meeting are urgent or not, notice of such meeting is deemed to be waived unless, at the beginning of that meeting, any director objects to the holding of such meeting without the required notice.

(c) A director may participate in any meeting of the Board of Directors, or of a committee of the Board of Directors, by means of a telephonic, electronic or other communications facility that permits all participants to communicate adequately with each other during the meeting. A director participating in a meeting of the Board of Directors by those means is deemed to be present at that meeting.

(d) A quorum for a meeting of the directors shall be five (5) directors; of which three (3) shall be nominees of Tanzam and two (2) shall be nominees of Stamico. If proper notice of a meeting of the Board of Directors (including specifying the business to be transacted at the meeting in reasonable detail) is given and a quorum is not present, then the meeting may be adjourned and the adjourned meeting may be called on not less than 48 hours' notice. Any director(s) present at the adjourned meeting shall constitute a quorum for the transaction of the business set out in the notice for the original meeting.

(e) No Person shall have a second or casting vote in any circumstances at any meeting of directors of the Company.

(f) Each director shall receive copies of minutes of all meetings of the Board of Directors and of any committee of the Board of Directors regardless of whether the director is a member of that committee.

7.6 Decisions of Directors7.6 **7.6.** Subject to Subsection 7.9 in order to be valid and effective, a decision of the Board of Directors must be approved either by a resolution passed by the affirmative vote of not less than the majority of the directors present and voting on the matter at a duly constituted meeting of the Board of Directors or by a resolution signed by all directors.

7.7 Conflict of Interest7.7 **7.7.** An officer or director of the Company who is a party to, or is an officer or director of, or has an interest in any Person that is a party to a contract or transaction or a proposed contract or transaction with, the Company shall disclose in writing to the Company or request to have entered into the minutes of the meetings of the Board of Directors the nature and extent of that officer's or director's interest in the manner and at the time as may be required by law and in any event before any resolution to approve the proposed contract or transaction is passed or adopted. That contract or transaction or proposed contract or transaction shall be referred to the Board of Directors for approval notwithstanding that the contract or proposed contract is one that, in the ordinary course of the Company's business, would not require approval by the Board of Directors and the director required to make the disclosure shall not vote in respect of that contract or transaction.

7.8 Shareholders7.8 **7.8.**

(a) Shareholders' meetings shall be held at least once in each calendar year at the registered office of the Company, or at any other place within or outside of Tanzania as the Board of Directors may determine, and Shareholders' meetings shall be called by the Secretary of the Company further to the instructions received from the Board of Directors or the President of the Company on not less than ten (10) days and not more than fifty (50) days' notice.

(b) A quorum for a meeting of the Shareholders shall be two (2) Shareholders present who hold or represent by proxy in the aggregate not less than 80.1% of the Shares entitled to vote at the meeting. If proper notice of a Shareholders' meeting is given and a quorum is not present, then that meeting may be adjourned and the adjourned meeting may be called on not less than seven days notice. Any Shareholders present at the adjourned meeting shall constitute a quorum for the transaction of business set out in the notice for the original meeting and that business may be transacted by a majority of the Shareholders present at the adjourned meeting.

(c) No person shall have a second or casting vote in any circumstances at any meeting of Shareholders of the Company.

(d) Subject to Subsection 7.9 or unless otherwise required by law, in order to be valid and effective, a decision of the Shareholders must be approved either by a resolution passed by the affirmative vote of not less than 50.1% of the votes cast in person or by proxy at any duly constituted meeting of the Shareholders by the Shareholders entitled to vote on the matter or by a resolution in writing signed by all Shareholders entitled to vote on the matters.

7.9 Certain Matters Requiring Special Approval7.9 **7.9.** Without Special Approval, no action shall be taken by or on behalf of the Company with respect to any of the following matters:

(a) amending the Memorandum and Articles of Association of or replacing or amending the by-laws of the Company;

(b) changing the authorized capital of the Company, including consolidating, subdividing, reclassifying or re-designating any of the Shares, except in accordance with this Agreement;

(c) declaring or paying any dividend or making any distribution, whether in cash, stock or in specie, on any of the issued and outstanding Shares or any of the other issued and outstanding shares of the Company;

(d) changing the number of directors;

(e) making any fundamental change to the nature of the business of the Company, including commencing, engaging or otherwise becoming integrated in any new business not presently carried on by the Company;

(f) selling, leasing, exchanging, encumbering, transferring or otherwise disposing of all or substantially all of the property of the Company;

(g) the selection of the general contractor responsible for construction of the mine;

(h) making or incurring any single capital expenditure in excess of US $1,000,000 or any capital expenditures which, in the aggregate, are in excess of US $ 3,000,000 in any financial year of the Company;

(i) entering into any agreement or contract or any series of related agreements or contracts binding the Company to pay more than US $1,000,000 in any one year;

(j) entering into any partnership or other arrangement for the sharing of profits, union of interests, joint venture or reciprocal concession, with any Person;

(k) taking, holding, subscribing for or agreeing to purchase or acquire shares or securities in the capital of any corporation, company, partnership or other Person;

(l) establishing and from time to time changing the fiscal year end of the Company;

(m) entering into any agreement or transaction, or amending the terms of any agreement or transaction, between the Company and any Shareholder, Affiliate of a Shareholder or director of the Company, or any Person not dealing at arm's length with any of them;

(n) commencing, defending or settling any legal proceedings, except in the ordinary course of business;

(o) forgiving any debt owing to the Company;

(p) taking any action to amalgamate, merge or to consolidate the Company with another Person, to enter into an arrangement or reorganization of or including the Company; and

(q) voluntarily dissolve, liquidate or wind up the affairs of the Company or make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a trustee or receiver for the Company or commence any proceeding relating to itself under any applicable law relating to bankruptcy, reorganization, arrangement, insolvency or readjustment of debt of the Company.

7.10 Officers7.10 **7.10.** The Board of Directors shall from time to time appoint a President who shall be a chief executive officer (CEO), a Company Secretary, a Treasurer; and any other officers the Board of Directors may determine. All officers as proposed by Tanzam shall be appointed annually and shall hold office until their successors are appointed by the Board of Directors.

7.11 Indemnity7.11 **7.11.**

(a) To the fullest extent permitted by law, the Company shall indemnify each director, former director, officer, former officer and Shareholder and former Shareholder (to the extent that that Shareholder or former Shareholder exercises or has exercised the rights, powers, duties and liabilities of a director of a Company) of the Company (an "**Indemnitee**"), and that Indemnitee's heirs, administrators, executors, legal representatives, successors and assigns, against all costs, charges and expenses, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnitee in respect of any civil, criminal, administrative investigative or other proceeding to which the Indemnitee is involved because of that association with the Company, if:

(i) The Indemnitee acted honestly and in good faith with a view to the best interests of the Company; in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that its conduct was lawful; and

(ii) In the case of an action by or on behalf of the Company to procure a judgment in its favor, the Company obtains any approval required under applicable law in respect of that indemnification.

(b) The Company shall advance monies to an Indemnitee for the costs, charges and expenses of a proceeding referred to in Subsection 7.11(a) provided that:

(i) The Indemnitee shall repay the monies under Subsections 7.11(a)(i); and 7.11(a)(ii); and

(ii) In the case of an action referred to in Subsection 7.11(a)(iii), the Company obtains any approval(s) required under applicable law.

(c) The intention of this Section is that all Indemnitees shall have all benefits provided under the indemnification provisions of applicable law to the fullest extent permitted by law, and the Company shall forthwith pass all resolutions and take all other steps as may be required to give full effect to this Subsection.

7.12 Rights of Inspection7.12 **7.12.** The Company shall permit any Shareholder or any representative designated by any Shareholder (subject to the execution and delivery of a non-disclosure agreement, in a form satisfactory to the Company, by that designated representative to the Company) to visit and inspect any properties of the Company, to examine any aspect of the business and affairs of the Company (including the books and financial records, the Prospecting Operations and Mining Operations or any other aspect of the operations of the Company reasonably requested by the Shareholder or its designated representative), and to discuss any matter relating to the business and affairs of the Company with management and employees of the Company, all at reasonable times and as often as may be reasonably requested by the Shareholder or its designated representative, except that the Board of Directors may refuse to permit any such visit, inspection, examination or discussion that, in its opinion, would not be in the best interests of the Company.

ARTICLE 8
GENERAL MATTERS RELATING TO THE HOLDING OF SHARES AND PERMITTED TRANSFERS

8.1 Representations and Warranties by Shareholders8.1 **8.1.** Each Shareholder irrevocably represents and warrants to each of the other Shareholders and acknowledges that each of the other Shareholders is relying on these representations and warranties in connection with entering into this Agreement:

(a) that each Shareholder owns beneficially and of record the number of issued and outstanding Shares which is set out opposite its name in Subsection 4.2(b) of this Agreement, that those Shares are not subject to any mortgage, hypothec, lien, charge, priority, pledge, encumbrance, security interest or adverse claim, and that no Person has any rights to become a holder or possessor of any of those Shares or of the certificates representing them;

(b) it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and that it has the corporate power and capacity to own its assets and to enter into and perform its obligations under this Agreement;

(c) that this Agreement has been duly authorized, executed and delivered by it, and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(d) the execution, delivery and performance of this Agreement does not and will not contravene the provisions of its articles, by-laws, or other organizational documents, or the provisions of any indenture, agreement or other instrument to which it is a party or by which it may be bound; and

(e) that all of the representations and warranties set out in Subsection 8.1(a) – (d) will continue to be true and correct during the continuance of this Agreement.

8.2 General Prohibitions on Transfer8.2 **8.2.**

(a) Except with the approval of:

(i) Tanzam in respect of a Transfer by Stamico and its Affiliates;

(ii) Stamico in respect of a Transfer by Tanzam and its Affiliates; and

(iii) Both Tanzam and Stamico in respect of a Transfer by any other Shareholder, no Shareholder shall Transfer, attempt to Transfer, or otherwise deal with, any Shares or any right or interest in the Shares.

(b) A purported Transfer of any Shares in violation of this Agreement shall not be valid and the Company shall not register, nor permit any transfer agent to register, any of those Shares on the securities registers of the Company, and shall not pay any dividend, or make any distribution, on those Shares. The voting rights attaching to or relating to any Shares purported to be transferred in violation of this Agreement save for Affiliated Persons, shall not be exercised, and any purported exercise of those voting rights shall not be valid or effective. Each Shareholder that purports to make a Transfer of any Shares in violation of this Agreement shall waive its rights, and hereby waives its rights, to all dividends and distributions paid or made on those Shares until that purported Transfer is nullified. This provision does not apply to transfer made to Affiliates.

(c) The provisions of Subsection 8.2(b) are in addition to, and not in lieu of, any other remedies to enforce the provisions of this Agreement.

8.3 No Registration of Transfer Unless Transferee is Bound8.3 **8.3.**

(a) If, pursuant to any provision of this Agreement, a Shareholder Transfers any of

9.1 Pre-emptive Right9.1 **9.1.**

(a) If the Company proposes to issue any Shares or Convertible Securities or other securities of the Company (in this Subsection 9.1, the "**Affected Securities**"), the Company shall give notice (an "**Issue Notice**") to the Shareholders of the proposed issuance. The Issue Notice shall constitute an offer for subscription by each of the Shareholders of that number of the Affected Securities (in this Subsection 9.1, its "**Proportionate Entitlement**") which bear the same relationship to the total number of Affected Securities as the number of issued and outstanding Shares held by each such Shareholder bears to the total number of issued and outstanding Shares (as reflected on the securities registers of the Company) at the date of the Issue Notices (in this Subsection 9.1, the "**Notice Date**") at the subscription price determined by the Board of Directors for all those Affected Securities. Each Issue Notice shall:

(i) be made in writing by the Company Secretary, be dated the same Notice Date which date shall not be more than three days prior to the date the Issue Notices are made, and be made concurrently to all Shareholders in the same manner (whether by delivery, prepaid courier service or facsimile);

(ii) contain a description of the terms and conditions relating to the Affected Securities, the price at which the Affected Securities are offered and the date on which the purchase of the Affected Securities by the Shareholders is to be completed; and

(iii) state that any Shareholder that wishes to subscribe for less than its Proportionate Entitlement shall, in its notice of subscription, specify the number of Affected Securities (up to its Proportionate Entitlement) that it wishes to subscribe for.

The offer constituted by each Issue Notice shall be irrevocable and shall remain open for acceptance by the Shareholders for a period of 20 days after the Notice Date (the "**Acceptance Period**").

(b) Each of the Shareholders shall have the right, exercisable by notice given to the Company by no later than the last day of the Acceptance Period to accept the offer constituted by the Issue Notice to subscribe for its Proportionate Entitlement of the Affected Securities or, if it wishes to subscribe for less than its Proportionate Entitlement, to indicate how many Affected Securities (up to its Proportionate Entitlement) it wishes to subscribe for. If no notice is given by a Shareholder under this Subsection 9.1(b), that Shareholder shall be deemed to have rejected the offer made available to it to subscribe for Affected Securities.

(c) If any of the Shareholders does not agree to purchase all of its Proportionate Entitlement of the Affected Securities or is deemed to have rejected the offer made available to it to subscribe for Affected Securities (in this Subsection 9.1, a "**Declining Offeree**"), the Company shall forthwith so notify in writing (in this Subsection 9.1, the "**Additional Notice**") each of the other Shareholders that has accepted the offer to subscribe for not less than its Proportionate Entitlement of the Affected Securities (in this Subsection 9.1, a "**Purchasing Shareholder**"). Each of the Purchasing Shareholders shall have the right to subscribe for that number or any part thereof, of the Affected Securities that have not been accepted for subscription by the Declining Offerees (the "**Unsubscribed Securities**") which bears the same relationship to the total number of Unsubscribed Securities as the number of Shares held by each such Purchasing Shareholder bears to the total number of Shares by all Purchasing Shareholders (as reflected on the securities registers of the Company) at the date of the Additional Notice (in this Subsection 9.1, the "**Second Acceptance Period**"). Any Purchasing Shareholder that receives an Additional Notice shall have the right, exercisable by notice given to the Company within a period of ten (10) days after deemed receipt of that Additional Notice pursuant to Subsection 10.0, to agree that it will purchase the number of Unsubscribed Securities which it is entitled to purchase or any lesser number thereof specified by it in that notice. If no notice is given by a Purchasing Shareholder under this Subsection 9.1 by the last day of the Second Acceptance Period, that Purchasing Shareholder shall be deemed to have rejected the offer made available to it to purchase any Unsubscribed Securities. No Shareholder shall be obliged to purchase any Affected Securities in excess of the number indicated in its subscription.

(d) If any Affected Securities of any issue remain unsold following the expiry of the last day of the Second Acceptance Period, the Company may offer those unsubscribed for Affected Securities within a period of ninety days (90) days after the expiration of the last day of the Second Acceptance Period to any Person, but the price at which those Affected Securities may be issued shall not be less than the subscription price offered to the Shareholders and the terms of payment for those unsubscribed for Affected Securities shall not be more favorable to that Person than the terms of payment offered to the Shareholders.

(e) If the Company proposes to grant an option or other right for the purchase of or subscription for Affected Securities, that option or other right shall also be made available to Shareholders in accordance with Subsections 9.1(a) through 9.1(d).

(f) The Company shall be entitled to issue additional Shares without complying with the provisions of this Subsection 9.1 when those Shares are being issued on the exercise of existing Convertible Securities or on the exercise of existing options or rights to purchase or subscribe for Shares or Convertible Securities.

9.2 Right of First Offer9.2 **9.2.**

9.3 Right of First Refusal9.3 **9.3.**

(a) If at any time, a Shareholder (the "**Selling Shareholder**") obtains from a Person with which the Selling Shareholder is dealing at arm's length or from another Shareholder (in this Subsection 9.3, a "**Third Party**") a *bona fide* offer (a "**Third Party Offer**") to purchase all or part of the issued and outstanding Shares held by the Selling Shareholder (in this Subsection 9.3, the "**Affected Shares**") for cash or Liquid Securities or combination thereof and the Selling Shareholder is willing and able to accept the Third Party Offer, the Selling Shareholder shall give notice of the Third Party Offer (the "**First Refusal Notice**") to the shareholders other than the Selling Shareholder (in this Subsection 9.3, the "**Other Shareholders**"). The First Refusal Notice shall constitute an offer to sell to each of the Other Shareholders that number of the Affected Shares (in this subsection Subsection 9.3(a), its "**Proportionate Entitlement**") which bears the same relationship to the total number of Affected Shares as the number of issued and outstanding Shares held by each such Other Shareholder bears to the total number of issued and outstanding Shares held by all Other Shareholders (as reflected in the securities registers of the Company) at the date of the First Refusal Notices (in this Subsection 9.3, the "**Notice Date**"). A Third Party Offer shall not provide for any consideration other than cash consideration or Liquid Securities payable in full on closing (subject to escrow arrangements in respect of usual post-closing adjustments). Each First Refusal Notice shall:

(i) Be made in writing by the Selling Shareholder, be dated the same Notice Date which date shall not be more than three days prior to the date the First Refusal Notices are made, and be made concurrently to all Other Shareholders in the same manner (whether by delivery, prepaid courier service or facsimile);

(ii) Provide that the Selling Shareholder has received an offer which it is willing and able to accept, and that the offer is *bona fide* and is made by a Person with which the Selling Shareholder is dealing at arm's length and be accompanied by a copy of the Third Party Offer and details as to the identity and business of the Third Party and of any Person which Controls the Third Party;

(iii) State that any Other Shareholder that wishes to accept the offer made available to it to purchase less than its Proportionate Entitlement of the Affected Shares shall, in its Acceptance, specify the number of the Affected Shares (up to its Proportionate Entitlement) that it wishes to purchase; and

(iv) Contain a representation and warranty by the Selling Shareholder that no Triggering Event has occurred with respect to the Selling Shareholder.

The offer constituted by each First Refusal Notice shall be irrevocable and shall

remain open for acceptance by the Shareholders for a period of 20 days after the Notice Date.

(b) Each of the Other Shareholders shall have the right, exercisable by notice (in this Subsection 9.3, an "**Acceptance**") given to the Selling Shareholder within the period during which the offer constituted by the First Refusal Notice is open for acceptance under Subsection 9.3(a) to accept the offer constituted by the First Refusal Notice to purchase its Proportionate Entitlement of the Affected Shares or, if it wishes to purchase less than its Proportionate Entitlement, to indicate how many Affected Shares (up to its Proportionate Entitlement) it wishes to purchase. If no Acceptance is given by an Other Shareholder under this Subsection 9.3(b), that Other Shareholder shall be deemed to have rejected the offer made available to it to purchase Affected Shares.

(c) If any Other Shareholder does not agree to purchase all of its Proportionate Entitlement of the Affected Shares or is deemed to have rejected the offer made available to it to purchase Affected Shares (in this Subsection 9.3, a "**Declining Offeree**"), the Selling Shareholder shall forthwith so notify (in this Subsection 9.3, the "**Additional Notice**") each of the Other Shareholders that has accepted the offer to purchase not less than its Proportionate Entitlement of the Affected Shares (in this Section 9.3, the "**Purchasing Shareholders**"). Each of the Purchasing Shareholders shall have the right to purchase that number, or any part thereof, of the Affected Shares which have not been accepted for purchase by the Declining Offerees (in this Subsection 9.3(3), the "**Unaccepted Shares**") which bears the same relationship to the total number of Unaccepted Shares as the number of issued and outstanding Shares held by each such Purchasing Shareholder bears to the total number of issued and outstanding Shares held by all Purchasing Shareholders (as reflected on the securities Registers of the Company) at the date of the Additional Notice (in this Subsection 9.3(c), the "**Proportionate Entitlement**"). Any Purchasing Shareholder shall have the right, exercisable by notice given to the Company within five days after the deemed receipt of the Additional Notice pursuant to Subsection 10.0 to agree that it will purchase its Proportionate Entitlement of Unaccepted Shares, or any lesser number thereof and it may also agree to purchase a greater amount of Unaccepted Shares (up to a maximum of the total number of Unaccepted Shares) subject to the rights of the other Purchasing Shareholders hereunder, and which number of Unaccepted Shares shall be specified by it in that notice. If no notice is given by a Purchasing Shareholder under this Subsection 9.3(c) within that five day period, that Purchasing Shareholder shall be deemed to have rejected the offer made available to it to purchase any Unaccepted Shares. No Other Shareholder shall be obliged to purchase any Affected Shares in excess of the number indicated in their Acceptance. If the aggregate number of Unaccepted Shares agreed to be purchased by the Other Shareholders is greater than the total number of Unaccepted Shares, the shortfall in Unaccepted Shares shall be allocated

proportionately among the Other Shareholders pro rata in accordance with their respective Proportionate Entitlement.

(d) If all of the Affected Shares have not been accepted for purchase by one or more of the Other Shareholders under this Section 9.3 prior to the expiry of the last applicable period pursuant to Subsections 9.3(b) and 9.3(c), the offer made by the Selling Shareholder shall be deemed to have been rejected and the Selling Shareholder shall be entitled, subject to Subsection 8.2(a) of this Agreement, within a period of 90 days after the expiration date of the last applicable period pursuant to Subsections 9.3(b) and 9.3(c), to sell all and not less than all of the Affected Shares to the Third Party on the terms and conditions contained in the Third Party Offer, provided that, prior to the completion of that sale, (i) the Third Party agrees in writing to become bound by the provisions of this Agreement as a Shareholder and, (ii) if that Third Party acquires all of the issued and outstanding Shares then held by the Selling Shareholder, that it become subject to all of the obligations of the Selling Shareholder under this Agreement in which case that Third Party shall become entitled to exercise all the rights of the Selling Shareholder under this Agreement. If that sale is not completed within that 90-day period, the provisions of this Subsection 9.3 shall apply again to any proposed sale by the Selling Shareholder of the Affected Shares and so on from time to time.

(e) If one or more, as the case may be, of the Other Shareholders exercise the right to purchase all of the Affected Shares, the purchase of the Affected Shares by those Other Shareholders shall be completed concurrently and as part of the same closing at the price set out in the Third Party Offer and in accordance with the terms of the Third Party Offer.

(f) If a Shareholder has previously delivered a First Refusal Notice, that Shareholder shall not be entitled to deliver another First Refusal Notice until a period of 180 days shall have elapsed from the date on which the previous First Refusal Notice was delivered by that Shareholder.

(g) If a Triggering Event occurs with respect to a Shareholder or an event occurs which, with notice or lapse of time or both, would constitute a Triggering Event, that Shareholder shall not be entitled to deliver a First Refusal Notice until a period of 180 days shall have elapsed from the later of the date on which that event occurred and the date on which that Shareholder provided notice to the Company of that event, after which that Shareholder shall be entitled to deliver a First Refusal Notice so long as the provisions of Subsection 9.3 have been complied with and the Shares are not then subject to any agreement of purchase and sale pursuant to that Section.

(h) Once a Shareholder gives a First Refusal Notice, no Other Shareholder may give

a First Refusal Notice or a Purchase or Sale Notice with respect to issued and outstanding Shares, until such time as either the Affected Shares are sold to the Other Shareholders or to the Third Party pursuant to this Subsection 9.3 or unless the purchase and sale of the Affected Shares pursuant to the purchase and sale agreement arising from the Third Party Offer is not completed in accordance with its terms.

9.4 Forced Withdrawal of a Shareholder9.4 **9.4.**

(a) A "**Triggering Event**" is the occurrence of any one of the following events with respect to a Shareholder (the "**Defaulting Party**"):

(i) The Defaulting Party fails to perform or is otherwise in breach of its material obligations other than under Subsection 9.1 of this Agreement, or under an instrument or document delivered pursuant to this Agreement at any time after the date of this Agreement, and the failure or breach is not corrected within 30 days after receipt by that Defaulting Party of notice of the failure or breach from any other Party, but this event shall be deemed not to be a Triggering Event for so long as the matter is subject to the dispute resolution procedures provided for in Section 10.11;

(ii) Any representation or warranty of the Defaulting Party contained in this Agreement, or in any instrument or document delivered pursuant to this Agreement at any time after the date of this Agreement, is or becomes not true and correct in any material respect and the Defaulting Party has not taken reasonable steps, to the satisfaction of the other Parties, acting reasonably, to ensure that the representation and warranty becomes true and correct no later than 30 days after receipt by that Defaulting Party of notice from any other Party or the Company that the representation and warranty is not true and correct, but this event shall be deemed not to be a Triggering Event for so long as the matter is subject to the dispute resolution procedures provided for in Section 10.11;

(iii) The Defaulting Party makes an assignment for the benefit of its creditors generally or files for a bankruptcy or is insolvent;

(iv) A resolution is passed for, or a judgment or order is issued by any court of competent jurisdiction ordering, the winding up or other liquidation or dissolution of the Defaulting Party;

(v) A receiver, manager, receiver-manager, liquidator or trustee of the property, assets or undertaking of the Defaulting Party is appointed pursuant to the Terms of a debenture or similar instrument (other than any such debenture or other instrument to which the Company is the

(i) Be made in writing by the Secretary, be dated the same Notice Date which date shall not be more than three days prior to the date the Triggered Notice is made, and be made concurrently to all Shareholders in the same manner (whether by delivery, prepaid courier service or facsimile); and

(ii) State that if the Other Shareholder wishes to subscribe for less than all of the Affected Shares in its notice of acceptance of the offer (in this Subsection 9.4, an "**Acceptance**") to the Company, it shall specify the number of Affected Shares (up to its Proportionate Entitlement) that it wishes to purchase. The Company shall deliver a copy of the Triggered Notice to the Defaulting Shareholder promptly after it has been delivered to the Other Shareholder. The offer constituted by the Triggered Notice shall be irrevocable and shall remain open for acceptance by the Other Shareholders for a period of (20) days after the date of the Notice Date.

(e) The Other Shareholder shall have the right, exercisable by an Acceptance given to the Company within the period during which the offer constituted by the Triggered Notice is open for acceptance under Subsection 9.4(d) to accept the offer constituted by the Triggered Notice to purchase all or a portion of the Affected Shares and to indicate how many Affected Shares it wishes to purchase. If no notice is given by the Other Shareholder under this Subsection 9.4(e), the Other Shareholder shall be deemed to have rejected the offer made available to it to purchase Affected Shares.

(f) A Defaulting Party shall lose any and all rights under Subsection 7.0 including the right to appoint a director pursuant to Subsection 7.3(a) and the right to have its representative on the Board of Directors present in order to constitute quorum pursuant to the provisions of Subsection 7.4(d), regardless of whether the Affected Shares have been purchased or not by the Other Shareholders.

(g) The completion of all purchases and sales of Affected Shares under this Section 9.4, shall take place on the later of the 30th day after the expiry of:

(i) the applicable period referred to in Subsection 9.4(d); and

(ii) the 30th day after the date of the latest Additional Notice.

9.5 Government Approvals9.5 **9.5.** If any Governmental Approval is required by a purchaser of Shares which is a Shareholder (in this Subsection 9.5, a "**Purchasing Shareholder**") under any provision of this Agreement, then, notwithstanding anything contained in this Agreement, the time period specified in this Agreement for acceptance of the offer by the Purchasing Shareholder shall, to the extent necessary, be extended for an additional 90 days to permit the Purchasing Shareholder to obtain the necessary Governmental Approval. Any such application for Governmental Approval shall be the sole responsibility of the Purchasing

Shareholder which shall also be responsible for all costs and expenses incurred in connection therewith. The other Shareholders and the Company shall use reasonable efforts to co-operate with the Purchasing Shareholder in any application for Governmental Approval, and the other Shareholders shall be reimbursed for any reasonable expenses incurred in connection therewith in the event the purchase of the Shares does not close.

9.6 Closing Procedures9.6 **9.6.**

(a) The provisions of this Subsection 9.6 shall apply, as between the Parties, to any purchase and sale of Shares, or Convertible Securities, made pursuant to this Agreement; subject to any express provisions to the contrary.

(b) The purchase price for the Shares or Convertible Securities shall be paid on closing by negotiable certified cheque against receipt by the purchaser of the share certificate or certificates representing the Shares, and other evidence of title in the case of Convertible Securities, being purchased, duly endorsed for transfer in blank, and if the vendor is selling all of its Shares, together with the resignations of the vendor's nominee director(s).

(c) The acceptance by the vendor of payment for the Shares and Convertible Securities, if any, being purchased and sold shall constitute a representation and warranty by the vendor that the vendor has good and marketable title to such Shares and Convertible Securities, free and clear of any mortgage, hypothec, lien, charge, priority, pledge, encumbrance, security interest or adverse claim, except the terms of this Agreement. Notwithstanding the foregoing, the vendor shall deliver to the purchaser all documents, instruments and releases, and shall do all acts and things as the purchaser may reasonably request, whether before or after completion of the transaction, to vest title in the purchaser.

(d) If, at the time of sale, the vendor is indebted to the Company, the purchaser shall have the right to satisfy that indebtedness on behalf of the vendor by remitting to the Company on behalf of the vendor the portion of the purchase price payable for the Shares and Convertible Securities that is equal to the indebtedness. That remittance on behalf of the vendor shall constitute payment in full by the purchaser to the vendor of the amount so remitted.

(e) If, at the time of sale of its last Shares, the vendor is liable or responsible as a guarantor for any debts, liabilities or obligations of the Company, the purchaser shall use reasonable efforts to cause all such guarantees to be released at or before the time of sale. Should the purchaser fail to obtain the release of all such guarantees at or before the time of sale, the purchaser shall indemnify and hold harmless the vendor for any liability arising as a result of any and all such unreleased guarantees, provided that the vendor is selling all (and not less than all) of its Shares.

court having jurisdiction under Subsection 10.7, interim, interlocutory and permanent injunctive relief without showing irreparable harm, specific performance and other equitable remedies.

10.2 Remedies Cumulative10.2 **10.2.** The rights and remedies of the Parties under this Agreement are cumulative and in addition to and not in substitution of any rights or remedies provided in law.

10.3 Entire Agreement10.3 **10.3.** This Joint Venture Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior correspondences, agreements, negotiations, discussions, and understanding if any, written or oral.

10.4 Time of Essence10.4 **10.4.** Time is of the essence of this Agreement.

10.5 Amendment10.5 **10.5.** This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

10.6 Waiver of Rights10.6 **10.6.** Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of that right. No single or partial exercise of any such right shall preclude any other or further exercise of that right or the exercise of any other right.

10.7 Governing Law and Language10.7 **10.7.** This Agreement shall be governed by, and interpreted and enforced in accordance with; the laws of the United Republic of Tanzania and the language of the Agreement shall be English.

10.8 Term10.8 **10.8.**

(a) This Agreement shall come into force and effect as of the date set out on the first page of this Agreement shall continue in force until the earlier of:

(i) The date on which one Shareholder holds all of the Shares;

(ii) The date on which this Agreement is terminated by written agreement of all of the Shareholders; and

(iii) The date on which the Joint Venture Agreement is terminated by written agreement by all the parties thereto.

10.9 Notices10.9 **10.9.**

(a) Any notice, demand or other communication (in this Subsection 10.9, a "**notice**")

required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if:

(i) Delivered in person and left with a receptionist or other responsible employee of the relevant Party at the applicable address set forth below;

(ii) Sent by prepaid courier service or (except in the case of actual or apprehended disruption of postal service) mail; or

(iii) Sent by facsimile transmission, with confirmation of transmission by the transmitting equipment (a "**Transmission**");

In the case of a notice to Stamico, addressed to it at:

State Mining Corporation
Plot No. 417, 418 United Nations Road
DAR ES SALAAM, TANZANIA
Telephone: +255 (0)22-2150029
Telefax: +255 (0)22-2153519

In the case of a notice to Tanzam, addressed to it at:

Tanzania American International Development Corporation (2000) Limited
263 Chato Street, Regent Estate
DAR ES SALAAM, TANZANIA
Telephone: +255-222-772511 Telefax: +255-222-7725110

with a copy to Tanzanian Royalty Exploration Corporation addressed to it at:
Tanzanian Royalty Exploration Corporation
99 Amenia Union Road
Sharon, Connecticut
U.S.A. 06069
Telephone: 860-364-1830 Telefax: 860-364-0673

(b) Any notice sent in accordance with this Subsection 10.9 shall be deemed to have been received:

(i) If delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery;

(ii) If sent by mail, on the fifth Business Day in the place where the notice is received after mailing, or, in the case of disruption of postal service, on the fifth such Business Day after cessation of that disruption;

(iii) If sent by facsimile during normal business hours on a Business Day in the place where the Transmission is received, on the same day that it was received by Transmission, on production of a Transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the relevant facsimile number of the recipient; or

(iv) If sent in any other manner, on the date of actual receipt; except that any notice delivered in person or sent by Transmission not on a Business Day or after normal business hours on a Business Day, in each case in the place where the notice is received, shall be deemed to have been received on the next succeeding Business Day in the place where the notice is received.

(c) Any Party may change its address for notice by giving notice to the other Parties.

10.10 Enurement and Assignment10.10 **10.10.** This Agreement shall enure to the benefit of, and shall be binding on, the Parties and their respective heirs, administrators, executors, legal representatives, successors and permitted assigns. Except as specifically permitted by this Agreement, no Party may assign any of its rights and obligations under this Agreement.

10.11 Consultation and Arbitration10.11 **10.11.**

(a) In the event of any dispute, claim or difference including obligations under Article 9 in relation to or in connection with or arising out of any of the terms and conditions of this Agreement, the Parties shall use their best endeavors to settle successfully such dispute, question or difference by consultation and negotiation. To this effect, they shall consult and negotiate with each other, in good faith and understanding of their mutual interests to reach an equitable solution satisfactory to the Parties. If the Parties do not reach a solution within a period of 30 days of notice being delivered from one Party to the other setting out the substance of the dispute, claim or difference, or such longer period as the Parties may agree in writing, then either party may refer the dispute, claim or difference to arbitration, which shall be dealt with in terms of, and shall be governed by the London Court of International Arbitration (the "LCIA") and its applicable rules and procedures.

(b) The arbitration tribunal shall consist of a single arbitrator agreed by the Parties or, failing such agreement, appointed by the LCIA on the application of either Party.

(c) The arbitrator shall be instructed that time is of the essence in proceeding with their determination of any dispute, claim, question or difference and in any event the arbitration award must be rendered within 120 days of the completion of selection of the arbitrator.

(d) The arbitration shall take place in London, England at a time and place set by the arbitrator and shall be conducted in English language.

(e) The arbitration award shall be final and binding on the Parties, with no right of appeal. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof as the case may be.

(f) Pending settlement of any dispute the Parties shall abide by their obligations under this Agreement without prejudice to a final adjustment in accordance with an award rendered in an arbitration settling such dispute.

(g) Each party to the arbitration proceedings shall bear its own costs, unless the arbitral award otherwise provides.

10.12 Further Assurances10.12 **10.12.** Each of the Shareholders shall vote and act at all times as a shareholder of the Company and in all other respects use reasonable efforts to take all steps, execute all documents and do all such acts and things as may be reasonably within its power to implement to their full extent the provisions of this Agreement and to cause the Company to act in the manner contemplated by this Agreement.

10.13 Counterparts10.13 **10.13.** This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE 11
FORCE MAJEURE

11.1 Any non-performance or delay in performance by any Party hereto of any obligations under this Agreement shall, except for the payment of monies due under this Agreement, be excused if and to the extent that such non-performance or delay is caused by *Force majeure* as defined in this Subarticle.

11.2 In this sub article, the term *"Force majeure"* shall mean any event beyond the reasonable control of the Party claiming to be affected by such event and which has not been brought about at its instance and which has caused such non-performance or delay in performance and, without limitation to the generality of the foregoing, includes natural phenomena or calamities,

epidemics, wars, invasions, blockade, riots, strikes but not limited to Acts of God, Governmental restrictions (including the denial or cancellation of export or other necessary licenses). Without limiting the generality of the foregoing, if the enlargement of SML04/1992 requested in the application by Tanzam to the Ministry of Energy and Minerals (which application was received by the Ministry on July 4, 2011 and will be re-submitted, after the signing of this Agreement, in the name of the Company) is not granted by the Ministry on the terms requested on or before the expiry of six weeks following the signing of this Agreement, any further delay in the granting of such requested enlargement shall be deemed to be an event of *force majeure* under this Agreement.

11.3 (a) where Stamico or Tanzam is claiming suspension of its obligations on account of *Force majeure*, Stamico or Tanzam, as the case may be, shall promptly notify the other Party in writing of the occurrence thereof giving particulars of the event and the likely effect on gold operations.

(b) Stamico or Tanzam, as the case may be, shall promptly notify the other Party affected as soon as the event of *Force Majeure* has been removed or no longer prevents it from carrying out its obligations hereunder. Following such notice, Stamico or Tanzam, as the case may be, shall resume gold production as soon as possible thereafter.

11.4 Where Stamico or Tanzam is prevented from exercising any rights or performing any obligations under this Agreement due to *Force Majeure* such additional period as may be agreed with the Parties or as may be determined by arbitration shall be added to the time allowed under this Agreement for the performance of such obligation and for the performance of any obligation or the exercise of any right dependent thereon.

11.5 Without prejudice to the other provisions of this sub article where the *Force Majeure* event subsists for more than fourteen (14) days the Parties shall forthwith meet to discuss the consequences of the event of *Force Majeure* and the course of action to be adopted in the circumstances

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the Date first above written.

STATE MINING CORPORATION OF THE UNITED REPUBLIC OF TANZANIA

By: [signature]
Name: GRAY LAZAROUS MWAKALUKWA
Title: DIRECTOR GENERAL

By:
Name:

[signature]
RAMADHAN OMAR HATIBU
BOARD CHAIRMAN

Title:

TANZANIA AMERICAN INTERNATIONAL DEVELOPMENT CORPORATION (2000) LIMITED

By: ______________________

Name: JAMES EDWIN SINCLAIR
Title: PRESIDENT & CEO

By: ______________________

Name: JOSEPH K. KAHAMA
Title: CHAIRMAN AND COO (TANZANIA).

SCHEDULE "A"

DESCRIPTION OF CONTRACT AREASCHEDULE "A" SCHEDULE "A"

The Contract Area comprises areas of licences or intended licences located in areas known generally as Buckreef, Buziba and Rwamagaza, and which are defined in reference to the following corner coordinates

1. Mining License No. SML 04/92 granted to M/S Buckreef Gold Mining Co. Limited on June 12, 2000 and is valid for a period of seventeen (17) years from the date of grant.

   Description of mining license area: Buckreef area in Geita District, QDS 46/1 defined by the lines of latitude and longitude having the following corner coordinates:

Corner	Latitude(S)	Longitude(E)
A:	03° 04' 52"	32° 00' 37"
B:	03° 05' 36"	32° 00' 33"
C:	03° 06' 15"	32° 00' 43"
D:	03° 05' 46"	32° 01' 29"
E:	03° 05' 08"	32° 01' 29"
F:	03° 05' 08"	32° 00' 47"

Covering 3.45 Square Kilometres

2. Prospecting License No. PL 6427/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

   Description of mining license area: Nyambale (2) Busanda area in Geita District, QDS 46/1 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 04 min. 58.00 sec.	32 deg. 03 min. 29.00 sec.
2	- 03 deg. 04 min. 58.00 sec.	32 deg. 05 min. 00.00 sec.
3	- 03 deg. 05 min. 39.00 sec.	32 deg. 05 min. 00.00 sec.
4	- 03 deg. 05 min. 39.00 sec.	32 deg. 04 min. 36.60 sec.
5	- 03 deg. 05 min. 16.60 sec.	32 deg. 04 min. 36.60 sec.
6	- 03 deg. 05 min. 16.60 sec.	32 deg. 03 min. 29.00 sec.

An area of approximately 2.10 Square Kilometres

3. Prospecting License No. PL 6428/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Mabamba area in Geita District, QDS 45/2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 06 min. 28.00 sec.	31 deg. 57 min. 50.00 sec.
2	- 03 deg. 06 min. 28.00 sec.	31 deg. 59 min. 20.00 sec.
3	- 03 deg. 07 min. 03.00 sec.	31 deg. 59 min. 20.00 sec.
4	- 03 deg. 07 min. 03.00 sec.	31 deg. 57 min. 50.00 sec.
	An area of approximately 2.99 Square Kilometres	

4. Prospecting License No. PL 6429/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Rwamagaza North area in Geita District, QDSs 45/2 and 46/1 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 07 min. 29.00 sec.	32 deg. 05 min. 00.00 sec.
2	- 03 deg. 09 min. 00.00 sec.	32 deg. 05 min. 00.00 sec.
3	- 03 deg. 09 min. 00.00 sec.	31 deg. 59 min. 20.00 sec.
4	- 03 deg. 07 min. 54.00 sec.	31 deg. 59 min. 20.00 sec.
5	- 03 deg. 07 min. 54.00 sec.	31 deg. 59 min. 49.82 sec.
6	- 03 deg. 07 min. 55.87 sec.	31 deg. 59 min. 51.37 sec.
7	- 03 deg. 07 min. 54.00 sec.	31 deg. 59 min. 53.84 sec.
8	- 03 deg. 07 min. 54.00 sec.	32 deg. 01 min. 56.00 sec.
9	- 03 deg. 07 min. 29.00 sec.	32 deg. 01 min. 56.00 sec.
	Exclusion of small part of an area of valid PML No. 0001085 that overlaps at the boundary of the line of this application	
	An area of approximately 25.63 Square Kilometres	

5. Prospecting License No. PL 6430/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Rwamagaza West area in Geita District, QDS 45/ 2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 07 min. 03.00 sec.	31 deg. 59 min. 20.00 sec.
2	- 03 deg. 07 min. 43.00 sec.	31 deg. 59 min. 20.00 sec.
3	- 03 deg. 07 min. 43.00 sec.	31 deg. 59 min. 07.30 sec.
4	- 03 deg. 07 min. 34.18 sec.	31 deg. 59 min. 06.33 sec.
5	- 03 deg. 07 min. 34.46 sec	31 deg. 58 min. 59.52 sec.
6	- 03 deg. 07 min. 43.00 sec.	31 deg. 59 min. 00.14 sec.
7	- 03 deg. 07 min. 43.00 sec.	31 deg. 58 min. 11.29 sec.

Corner	Latitude(S)	Longitude(E)
8	- 03 deg. 07 min. 42.56 sec.	31 deg. 58 min. 11.27 sec.
9	- 03 deg. 07 min. 43.00 sec.	31 deg. 58 min. 09.73 sec.
10	- 03 deg. 07 min. 43.00 sec.	31 deg. 57 min. 23.00 sec.
11	- 03 deg. 08 min. 16.00 sec.	31 deg. 57 min. 23.00 sec.
12	- 03 deg. 08 min. 16.00 sec.	31 deg. 56 min. 37.00 sec.
13	- 03 deg. 08 min. 02.00 sec.	31 deg. 56 min. 37.00 sec.
14	- 03 deg. 08 min. 02.00 sec.	3i deg. 56 min. 11.00 sec.
15	- 03 deg. 07 min. 03.00 sec.	31 deg. 56 min. 11.00 sec.
	Exclusion of the area covered by valid PMLs 0000621, 0001507, 0001161	
1	- 03 deg. 07 min. 15.09 sec.	31 deg. 58 min. 54.45 sec.
2	- 03 deg. 07 min. 21.77 sec.	31 deg. 59 min. 56.69 sec.
3	- 03 deg. 07 min. 15.33 sec.	31 deg. 59 min. 12.87 sec.
4	- 03 deg. 07 min. 08.72 sec.	31 deg. 59 min. 10.56 sec.
	An area of approximately 8.9 Square Kilometres	

6. Prospecting License No. PL 6431/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

   Description of mining license area: Nyamalimbe (2) Geita area in Biharamulo, Geita District, QDS 45/2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 08 min. 02.00 sec.	31 deg. 55 min. 00.00 sec.
2	- 03 deg. 08 min. 02.00 sec.	31 deg. 56 min. 37.00 sec.
3	- 03 deg. 08 min. 31.00 sec.	31 deg. 56 min. 37.00 sec.
4	- 03 deg. 08 min. 31.00 sec.	31 deg. 55 min. 00.00 sec.
	An area of approximately 2.67 Square Kilometres	

7. Prospecting License No. PL 6432/2010 granted to M/S State Mining Corporation on June 21, 2010 and is valid for a period of thirty six (36) months from the date of grant.

   Description of mining license area: Rwamagaza South area in Geita District, QDS 45/2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 08 min. 16.00 sec.	31 deg. 57 min. 23.00 sec.
2	- 03 deg. 08 min. 22.80 sec.	31 deg. 57 min. 23.00 sec.
3	- 03 deg. 08 min. 22.80 sec.	31 deg. 57 min. 55.81 sec.
4	- 03 deg. 08 min. 33.00 sec.	31 deg. 57 min. 59.77 sec.
5	- 03 deg. 08 min. 33.00 sec.	31 deg. 57 min. 36.00 sec.
6	- 03 deg. 08 min. 49.00 sec.	31 deg. 57 min. 36.00 sec.
7	- 03 deg. 08 min. 49.00 sec.	31 deg. 56 min. 37.00 sec.

Corner	Latitude(S)	Longitude(E)
8	- 03 deg. 08 min. 16.00 sec.	31 deg. 56 min. 37.00 sec.
	Excluding the area bounded by the following coordinates	
1	- 03 deg. 08 min. 11.00 sec.	31 deg. 58 min. 42.00 sec.
2	- 03 deg. 08 min. 19.00 sec.	31 deg. 58 min. 42.00 sec.
3	- 03 deg. 08 min. 19.00 sec.	31 deg. 58 min. 26.00 sec.
4	- 03 deg. 08 min. 33.00 sec.	31 deg. 58 min. 26.00 sec.
5	- 03 deg. 08 min. 33.00 sec.	31 deg. 58 min. 00.59 sec.
6	- 03 deg. 08 min. 25.73 sec.	31 deg. 58 min. 19.05 sec.
	- 03 deg. 08 min. 20.18 sec.	31 deg. 58 min. 16.08 sec.
	- 03 deg. 08 min. 15.05 sec.	31 deg. 58 min. 38.53 sec.
	- 03 deg. 08 min. 19.81 sec.	31 deg. 58 min. 06.00 sec.
	- 03 deg. 08 min. 11.00 sec.	31 deg. 58 min. 06.00 sec.
An area of approximately 2.39 Square Kilometres		

8. Prospecting License No. PL 6544/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Rwamagaza South area in Geita District, QDS 45/2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 07 min. 43.00 sec.	31 deg. 57 min. 23.00 sec.
2	- 03 deg. 07 min. 43.00 sec.	31 deg. 58 min. 42.00 sec.
3	- 03 deg. 08 min. 11.00 sec.	31 deg. 58 min. 42.00 sec.
4	- 03 deg. 08 min. 11.00 sec.	31 deg. 58 min. 06.00 sec.
5	- 03 deg. 08 min. 22.80 sec.	31 deg. 58 min. 06.00 sec.
6	- 03 deg. 08 min. 22.80 sec.	31 deg. 57 min. 23.00 sec.
An area of approximately 2.58 Square Kilometres		

9. Prospecting License No. PL 6545/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Buziba area in Geita District, QDS 46/1 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 07 min. 10.00 sec.	32 deg. 11 min. 16.00 sec.
2	- 03 deg. 08 min. 09.00 sec.	32 deg. 12 min. 37.00 sec.
3	- 03 deg. 08 min. 52.00 sec.	32 deg. 12 min. 10.00 sec.
4	- 03 deg. 07 min. 58.00 sec.	32 deg. 10 min. 42.00 sec.
An area of approximately 5.28 Square Kilometres		

10. Prospecting License No. PL 6546/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Rwamagaza area in Geita District, QDS 45/2, 46/1 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 04 min. 58.00 sec.	32 deg. 03 min. 07.00 sec.
2	- 03 deg. 05 min. 22.00 sec.	32 deg. 03 min. 07.00 sec.
3	- 03 deg. 05 min. 22.00 sec.	32 deg. 03 min. 32.00 sec.
4	- 03 deg. 05 min. 39.00 sec.	32 deg. 03 min. 32.00 sec.
5	- 03 deg. 05 min. 39.00 sec.	32 deg. 05 min. 00.00 sec.
6	- 03 deg. 07 min. 29.00 sec.	32 deg. 05 min. 00.00 sec.
7	- 03 deg. 07 min. 29.00 sec.	32 deg. 04 min. 50.00 sec.
8	- 03 deg. 06 min. 49.00 sec.	32 deg. 04 min. 50.00 sec.
9	- 03 deg. 06 min. 49.00 sec.	32 deg. 03 min. 45.00 sec.
10	- 03 deg. 06 min. 35.40 sec.	32 deg. 03 min. 45.00 sec.
11	- 03 deg. 06 min. 35.40 sec.	32 deg. 03 min. 06.93 sec.
12	- 03 deg. 06 min. 35.00 sec.	32 deg. 03 min. 06.00 sec.
13	- 03 deg. 06 min. 35.40 sec.	32 deg. 03 min. 05.95 sec.
14	- 03 deg. 06 min. 35.40 sec.	32 deg. 02 min. 13.40 sec.
15	- 03 deg. 07 min. 29.00 sec.	32 deg. 02 min. 13.40 sec.
16	- 03 deg. 07 min. 29.00 sec.	32 deg. 01 min. 55.64 sec.
17	- 03 deg. 07 min. 23.03 sec.	32 deg. 01 min. 57.69 sec.
18	- 03 deg. 07 min. 20.66 sec.	32 deg. 01 min. 51.02 sec.
19	- 03 deg. 07 min. 29.00 sec.	32 deg. 01 min. 48.88 sec.
20	- 03 deg. 07 min. 29.00 sec.	32 deg. 01 min. 40.00 sec.
21	- 03 deg. 07 min. 49.00 sec.	32 deg. 01 min. 40.00 sec.
22	- 03 deg. 07 min. 49.00 sec.	32 deg. 01 min. 14.69 sec.
23	- 03 deg. 07 min. 44.00 sec.	32 deg. 01 min. 14.37 sec.
24	- 03 deg. 07 min. 44.00 sec.	32 deg. 01 min. 04.00 sec.
25	- 03 deg. 07 min. 49.00 sec.	32 deg. 01 min. 04.00 sec.
26	- 03 deg. 05 min. 49.00 sec.	32 deg. 00 min. 00.44 sec.
27	- 03 deg. 07 min. 46.72 sec.	32 deg. 00 min. 03.45 sec.
28	- 03 deg. 07 min. 42.50 sec.	31 deg. 59 min. 59.31 sec.
29	- 03 deg. 07 min. 47.28 sec.	31 deg. 59 min. 52.89 sec.
30	- 03 deg. 07 min. 43.93 sec.	31 deg. 59 min. 57.15 sec.
31	- 03 deg. 07 min. 32.70 sec.	31 deg. 59 min. 46.68 sec.
32	- 03 deg. 07 min. 22.10 sec.	31 deg. 59 min. 38.39 sec.
33	- 03 deg. 07 min. 24.91 sec.	31 deg. 59 min. 32.66 sec.
34	- 03 deg. 07 min. 27.99 sec.	31 deg. 59 min. 26.53sec.
35	- 03 deg. 07 min. 40.07 sec.	31 deg. 59 min. 37.33 sec.
36	- 03 deg. 07 min. 49.00 sec.	31 deg. 59 min. 45.51 sec.
37	- 03 deg. 07 min. 49.00 sec.	31 deg. 59 min. 20.00 sec.
38	- 03 deg. 06 min. 00.00 sec.	31 deg. 59 min. 20.00 sec.
39	- 03 deg. 06 min. 00.00 sec.	32 deg. 00 min. 00.00 sec.
40	- 03 deg. 04 min. 58.00 sec.	32 deg. 00 min. 00.00 sec.

Corner	Latitude(S)	Longitude(E)
41	- 03 deg. 04 min. 58.00 sec.	32 deg. 00 min. 36.46 sec.
42	- 03 deg. 05 min. 36.00 sec.	32 deg. 00 min. 33.00 sec.
43	- 03 deg. 06 min. 15.00 sec.	32 deg. 00 min. 43.00 sec.
44	- 03 deg. 05 min. 46.00 sec.	32 deg. 01 min. 29.00 sec.
45	- 03 deg. 05 min. 08.00 sec.	32 deg. 01 min. 29.00 sec.
46	- 03 deg. 05 min. 08.00 sec.	32 deg. 00 min. 47.00 sec.
47	- 03 deg. 04 min. 58.00 sec.	32 deg. 00 min. 40.75 sec.
Excluding the areas occupied by existing valid mineral rights described by the following coordinates		
	Part 1	
1	- 03 deg. 06 min. 57.32 sec.	32 deg. 01 min. 08.48 sec.
2	- 03 deg. 06 min. 58.27 sec.	32 deg. 00 min. 53.94 sec.
3	- 03 deg. 07 min. 00.69 sec.	32 deg. 01 min. 46.45 sec.
4	- 03 deg. 06 min. 58.23 sec.	32 deg. 00 min. 38.07 sec.
5	- 03 deg. 06 min. 58.25 sec.	32 deg. 00 min. 53.94 sec.
	Part 2	
1	- 03 deg. 06 min. 58.23 sec.	32 deg. 00 min. 38.07 sec.
2	- 03 deg. 07 min. 07.48 sec.	32 deg. 00 min. 37.05 sec.
3	- 03 deg. 07 min. 05.45 sec.	32 deg. 00 min. 53.42 sec.
4	- 03 deg. 07 min. 04.50 sec.	32 deg. 01 min. 08.09 sec.
5	- 03 deg. 06 min. 57.32 sec.	32 deg. 01 min. 08.48 sec.
6	- 03 deg. 06 min. 56.51 sec.	32 deg. 01 min. 08.72 sec.
7	- 03 deg. 06 min. 52.34 sec.	32 deg. 00 min. 54.46 sec.
8	- 03 deg. 06 min. 52.27 sec.	32 deg. 01 min. 08.72 sec.
9	- 03 deg. 06 min. 46.27 sec.	32 deg. 01 min. 08.71 sec.
10	- 03 deg. 06 min. 46.39 sec.	32 deg. 00 min. 55.49 sec.
11	- 03 deg. 06 min. 52.34 sec.	32 deg. 00 min. 54.46 sec.
12	- 03 deg. 06 min. 49.67 sec.	32 deg. 00 min. 39.19 sec.
	Part 3	
1	- 03 deg. 07 min. 10.04 sec.	31 deg. 59 min. 22.67 sec.
2	- 03 deg. 07 min. 24.38 sec.	31 deg. 59 min. 26.53 sec.
3	- 03 deg. 07 min. 23.22 sec.	31 deg. 59 min. 33.01 sec.
4	- 03 deg. 07 min. 21.98 sec.	31 deg. 59 min. 38.85 sec.
5	- 03 deg. 07 min. 07.58 sec.	31 deg. 59 min. 34.32 sec.
6	- 03 deg. 07 min. 08.82 sec.	31 deg. 59 min. 28.59 sec.
	Part 4	
1	- 03 deg. 07 min. 25.44 sec.	32 deg. 00 min. 52 63 sec.
2	- 03 deg. 07 min. 28.34 sec.	32 deg. 00 min. 40.31 sec.
3	- 03 deg. 07 min. 36.45 sec.	32 deg. 00 min. 39.72 sec.
4	- 03 deg. 07 min. 32.72 sec.	32 deg. 00 min. 51.80 sec.
5	- 03 deg. 07 min. 31.83 sec.	32 deg. 00 min. 58.82 sec.
6	- 03 deg. 07 min. 35.88 sec.	32 deg. 00 min. 59.73 sec.
7	- 03 deg. 07 min. 35.07 sec.	32 deg. 00 min. 12.63 sec.
8	- 03 deg. 07 min. 29.34 sec.	32 deg. 01 min. 12.00 sec.
9	- 03 deg. 07 min. 29.56 sec.	32 deg. 01 min. 07.71 sec.
10	- 03 deg. 07 min. 22.33 sec.	32 deg. 01 min. 07.66 sec.

Corner	Latitude(S)	Longitude(E)
11	- 03 deg. 07 min. 25.44 sec.	32 deg. 00 min. 52.63 sec.
12	- 03 deg. 07 min. 22.33 sec.	32 deg. 01 min. 02.92 sec.
13	- 03 deg. 07 min. 15.41 sec.	32 deg. 01 min. 00.79 sec.
14	- 03 deg. 07 min. 17.72 sec.	32 deg. 00 min. 48.76 sec.
	Part 5	
1	- 03 deg. 07 min. 45.84 sec.	32 deg. 00 min. 53.26 sec.
2	- 03 deg. 07 min. 32.24 sec.	32 deg. 00 min. 58.90 sec.
3	- 03 deg. 07 min. 32.76 sec.	32 deg. 00 min. 51.82 sec.
4	- 03 deg. 07 min. 44.89 sec.	32 deg. 00 min. 45.68 sec.
	Part 6	
1	- 03 deg. 07 min. 43.69 sec.	32 deg. 00 min. 27.59 sec.
2	- 03 deg. 07 min. 28.16 sec.	32 deg. 00 min. 28.60 sec.
3	- 03 deg. 07 min. 26.30 sec.	32 deg. 00 min. 24.59 sec.
4	- 03 deg. 07 min. 42.93 sec.	32 deg. 00 min. 19.06 sec.
	Part 7	
1	- 03 deg. 06 min. 45.44 sec.	32 deg. 01 min. 54.01 sec.
2	- 03 deg. 06 min. 55.98 sec.	32 deg. 01 min. 41.48 sec.
3	- 03 deg. 07 min. 00.65 sec.	32 deg. 00 min. 53.77 sec.
4	- 03 deg. 06 min. 48.78 sec.	32 deg. 01 min. 57.77 sec.
	Part 8	
1	- 03 deg. 06 min. 51.28 sec.	32 deg. 00 min. 29.37 sec.
2	- 03 deg. 06 min. 52.81 sec.	32 deg. 00 min. 35.57 sec.
3	- 03 deg. 06 min. 39.51 sec.	32 deg. 00 min. 41.00 sec.
4	- 03 deg. 06 min. 37.78 sec.	32 deg. 00 min. 34.78 sec.
5	- 03 deg. 06 min. 36.27 sec.	32 deg. 00 min. 28.82 sec.
6	- 03 deg. 06 min. 49.78 sec.	32 deg. 00 min. 23.46 sec.
	An area of approximately 33.19 Square Kilometres	

11. Prospecting License No. PL 6547/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Buseresere area in Geita District, QDS 45/2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	Latitude(S)	Longitude(E)
1	- 03 deg. 07 min. 43.00 sec.	31 deg. 59 min. 20.00 sec.
2	- 03 deg. 09 min. 00.00 sec.	31 deg. 59 min. 20.00 sec.
3	- 03 deg. 09 min. 00.00 sec.	31 deg. 56 min. 37.00 sec.
4	- 03 deg. 08 min. 49.00 sec.	31 deg. 56 min. 37.00 sec.
5	- 03 deg. 08 min. 49.00 sec.	31 deg. 57 min. 36.00 sec.
6	- 03 deg. 08 min. 33.00 sec.	31 deg. 57 min. 36.00 sec.
7	- 03 deg. 08 min. 33.00 sec.	31 deg. 57 min. 59.77 sec.
8	- 03 deg. 08 min. 33.28 sec.	31 deg. 57 min. 59.88 sec.
9	- 03 deg. 08 min. 33.00 sec.	31 deg. 58 min. 00.59 sec.
10	- 03 deg. 08 min. 33.00 sec.	31 deg. 58 min. 26.00 sec.
11	- 03 deg. 08 min. 19.00 sec.	31 deg. 58 min. 26.00 sec.

12	- 03 deg. 08 min. 19.00 sec.	31 deg. 58 min. 42.00 sec.
13	- 03 deg. 07 min. 43.00 sec.	31 deg. 58 min. 42.00 sec.
An area of approximately 5.29 Square Kilometres		

12. Prospecting License No. PL 6548/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Nyambare Boss-Reef area in Geita District, QDS 46/1 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	**Latitude(S)**	**Longitude(E)**
1	- 03 deg. 04 min. 58.00 sec.	32 deg. 03 min. 07.00 sec.
2	- 03 deg. 04 min. 58.00 sec.	32 deg. 03 min. 29.00 sec.
3	- 03 deg. 05 min. 16.60 sec.	32 deg. 03 min. 29.00 sec.
4	- 03 deg. 05 min. 16.60 sec.	32 deg. 04 min. 36.60 sec.
5	- 03 deg. 05 min. 39.00 sec.	32 deg. 04 min. 36.60 sec.
6	- 03 deg. 05 min. 39.00 sec.	32 deg. 03 min. 32.00 sec.
7	- 03 deg. 05 min. 22.00 sec.	32 deg. 03 min. 32.00 sec.
8	- 03 deg. 05 min. 22.00 sec.	32 deg. 03 min. 07.00 sec.
An area of approximately 1.89 Square Kilometres		

13. Prospecting License No. PL 6549/2010 granted to M/S State Mining Corporation on July 12, 2010 and is valid for a period of thirty six (36) months from the date of grant.

Description of mining license area: Nyamalimbe area in Biharamulo and Geita Districts, QDS 45/2 defined by lines of latitude and longitude having the following corner coordinates (Arc 1960):

Corner	**Latitude(S)**	**Longitude(E)**
1	- 03 deg. 08 min. 31.00 sec.	31 deg. 55 min. 00.00 sec.
2	- 03 deg. 08 min. 31.20 sec.	31 deg. 56 min. 37.00 sec.
3	- 03 deg. 09 min. 00.00 sec.	31 deg. 56 min. 37.00 sec.
4	- 03 deg. 09 min. 00.00 sec.	31 deg. 55 min. 00.00 sec.
An area of approximately 2.66 Square Kilometres		